Exhbit 99.1

NEWS RELEASE

ENERGY TRANSFER AFFILIATE TO CONTRIBUTE SOUTHERN UNION GAS SERVICES TO

REGENCY ENERGY PARTNERS FOR $1.5 BILLION

DALLAS, February 27, 2013 – Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE), announced today that their affiliate, Southern Union Company (Southern Union), has agreed to contribute Southern Union Gathering Company, LLC, the owner of Southern Union Gas Services, Ltd. (SUGS), to Regency Energy Partners LP (NYSE: RGP) in exchange for $1.5 billion. The transaction will include a 5,600-mile gathering system in West Texas and New Mexico and approximately 500 million cubic feet per day of processing and treating facilities. The deal is expected to close in the second quarter of 2013, subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

In exchange for the assets, Southern Union will receive $750 million of newly issued Regency common units, $150 million of new Class F units, and $600 million in cash. ETE, which owns the general partner and incentive distribution rights (IDR) of Regency, has agreed to forego all IDR payments from Regency on the newly issued Regency units for the first eight consecutive quarters following the closing. The Class F units will not receive any cash distributions for eight consecutive quarters following the closing and thereafter will convert to Regency common units, receiving distributions at the prevailing rate. In addition, ETP has agreed to forego the $10 million annual management fee paid by Regency for the same time period post-transaction close.

Following discussions with the credit rating agencies, ETP and ETE have received feedback that the transaction will have no effect on existing credit ratings at any of the entities. Additionally, the cash proceeds from the sale of SUGS will be utilized to repay debt, including borrowings outstanding under Southern Union’s revolving credit facility.

The agreement between Southern Union and Regency is another important step in executing on ETE’s and ETP’s commitment to simplify their structures and optimize their asset portfolios. The announcement of the deal with Regency follows the December announcement by ETE and ETP that Southern Union’s local distribution companies, Missouri Gas Energy and New England Gas Company, would be sold.

Credit Suisse Securities (USA) LLC acted as sole financial advisor to ETP Holdco Corporation, a subsidiary of ETP and ETE and the parent of Southern Union Company.

Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP also owns general partner interests, 100% of the incentive distribution rights, and a 32.4% limited partnership interest in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. In addition, ETP holds controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership, which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. ETE also owns a non-controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. The ETE family of companies owns approximately 69,000 miles of natural gas, natural gas liquids, refined products, and crude pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts

Investor Relations:

Energy Transfer

Brent Ratliff

214-981-0700 (office)

Media Relations:

Vicki Granado

Granado Communications Group

214-599-8785 (office)

214-498-9272 (cell)

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